Exhibit 10.11

SUBLEASE

This Sublease (the “Sublease”) is dated October 31, 2014 (the “Sublease Commencement Date”), and is between Asuragen, Inc., a Delaware corporation (“Sublandlord”), and Mirna Therapeutics, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A.                                    Sublandlord, as successor to Ambion Diagnostics, Inc., is the tenant under that certain Industrial Lease, dated as of February 24, 2006, between Texas Industrial REIT Portfolio, Limited Partnership, a Delaware limited partnership, as successor to TIAA Realty, Inc., a Delaware corporation, (“Prime Landlord”), as the landlord, and Ambion Diagnostics, Inc., a Delaware corporation, as the tenant, as amended pursuant to that certain First Amendment to Industrial Lease, dated June 14, 2006, and that certain Second Amendment to Industrial Lease, dated as of June 30, 2011 (the “Second Amendment,” and collectively, the “Prime Lease”) under which Sublandlord leases approximately 69,638 rentable square feet, approximately 47,430 rentable square feet of which are located in Building F and approximately 22,208 rentable square feet of which are in Building P, and all as depicted on Exhibit A to the Second Amendment (the “Prime Lease Premises”). Each capitalized term in this Sublease that this Sublease does not define has the meaning the Prime Lease gives it.

B.                                    Sublandlord and Subtenant desire that Subtenant sublease the Sublease Premises (as defined below) on the terms and conditions set forth herein

C.                                    Sublandlord and Subtenant are parties to that certain Services Agreement, dated as of January 1, 2013 (as amended from time to time, the “TSA”) pursuant to which Sublandlord provides certain services to Subtenant, and Sublandlord is compensated by Subtenant for such services.

D.                                    Subtenant shall lease the following pursuant hereto the (the “Sublease Premises”):

(i) the Prime Lease Premises, on a non-exclusive basis, to be occupied jointly with the Sublandlord, consistent with the current practice of Sublandlord and Subtenant on the date of this Sublease;

(ii) primary use (subject only to the use by Sublandlord for ingress and egress and to perform Sublandlord’s obligation(s) hereunder, under the TSA, and under the Prime Lease) to that portion of the Prime Lease Premises depicted on Exhibit B hereto, consistent with the current practice of Sublandlord and Subtenant on the date of this Sublease;

(iii) lab space, vivarium and histology laboratory , on a non-exclusive basis, apportioned based on the percentage use of each party; and

AGREEMENT

In consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1.                                      Sublease. Sublandlord hereby subleases to Subtenant the Sublease Premises on the terms and conditions of this Sublease. This Sublease is subject and subordinate to the Prime Lease and to all liens and other matters to which the Prime Lease is subordinate.

2.                                      Prime Lease and Partial Incorporation of Prime Lease Provisions.

A.              The sections of the Prime Lease listed below are hereby incorporated into this Sublease (such incorporated terms being the “Incorporated Terms”) with the same effect as if they were written out in full in this Sublease, except that, to the extent not provided otherwise in this Sublease, (i) the following terms in the Prime Lease are replaced in the Incorporated Terms as follows: “Landlord” is replaced with “Sublandlord,” “Tenant” is replaced with “Subtenant,” “Leased Premises” is replaced with “Sublease Premises,” “Lease Term” is replaced with “Sublease Term,” and “Rent” is replaced with “Sublease Rent”; and (ii) each provision of the Incorporated Terms that is inconsistent with any provision actually written out in this Sublease shall be deemed to be amended by such provision that is actually written out in this Sublease, with the effect that the actual written terms of this Sublease shall control over any inconsistent provisions of the Incorporated Terms.

(i)                                     The following sections of the Prime Lease are incorporated in their entirety (except as expressly provided otherwise below) as contemplated above: Sections 13 (and Exhibit D, to the extent applicable), 15, 16, 17, 18 (except the last sentence of Section 18(a), 21, 24, 26 (except for 26(a), 26(b) and 26(h), 27, 28, 29, 30, 31, 32, 34, 37, 40, 41, 42, 43, 45, 47, 49, 50, 52, 53, 55, and 58.

(ii)                                  Section 1 of the Prime Lease is incorporated as contemplated above, but only to the extent of the definitions of the terms “Permitted Use,” “Tenant Party(ies),” “Landlord Party(ies),” “Building” and “Project.”

(iii)                               The first sentence of Section 7 of the Prime Lease is incorporated as contemplated above.

(iv)                              The following sections of the Prime Lease are incorporated as contemplated above, but references to “Landlord” shall be references to “Prime Landlord” and not to “Sublandlord”: Sections 19, 33, 36, 39 and 56, and Exhibit C.

(v)                                 The provisions of Section 11 of the Prime Lease are incorporated as contemplated above, but references to “Tenant” shall be references to “Sublandlord,” and references to “Landlord” shall be references to the “Prime Landlord.”

(vi)                              Provisions of Section 57 shall be incorporated, with the allocation of parking spaces between Sublandlord and Subtenant to be apportioned based on current practice of Sublandlord and Subtenant on the date of this Sublease and their relative use of the premises.

All other terms and provisions of the Prime Lease, including the provisions of the Second Amendment, are not incorporated into this Sublease.

3.                                      Sublease Term. The term of this Sublease (the “Sublease Term”) shall commence on the Sublease Commencement Date and shall end on the earlier of the expiration or earlier termination of the TSA, or the expiration date of the Prime Lease, as the same may be extended from time to time, unless sooner terminated in accordance with the terms of this Sublease. Sublandlord and Subtenant shall have the right to terminate this Sublease at any time upon no less than six (6) months written notice to the other party.

The parties acknowledge that Subtenant does not have exclusive use of the Sublease Premises, and that the Sublease Premises are maintained by Sublandlord pursuant to the TSA, and that upon the termination of this Sublease the Subleased Premises shall be turned over to Sublandlord in their then “as is” condition, and no restoration shall be required of Subtenant, [provided, however, that Subtenant shall comply with all of its repair and maintenance obligations under this Sublease and shall remove all of its trade fixtures, data and phone cables, equipment and other personal property in accordance with Sections 14(a) and 16 of the Prime Lease].

4.                                      Sublease Rent. Subtenant shall pay sublease rent (the “Sublease Rent”) in the amount of $7,400 per month. The Sublease Rent has been determined based on each party’s respective percentage use of the Prime Lease Premises taking into account the square footage of primary use space for each party, and each party’s percentage use of shared space. Each installment of Sublease Rent is due in advance, without demand, or notice, or offset, on the first day of each calendar months (with the Sublease Rent prorated for partial months). Sublease Rent amount is subject to adjustment as mutually agreed upon by Sublandlord and Subtenant upon renewal of the Prime Lease or change by the Subtenant in percentage use of the Prime Lease Premises. Subtenant shall pay all Sublease Rent to Sublandlord at the following address: Asuragen, Inc. Attention: Accounts Receivable, 2150 Woodward, Suite 100, Austin, TX 78744.

5.                                      Pass-Through of Additional Rent. The parties acknowledge that the Subtenant pays its share of the operation of the Prime Lease Premises (i.e. the costs of the Subleased Premises) pursuant to the TSA, and there shall be no additional charges or pass-through of costs from the Prime Lease pursuant hereto, other than the costs for any services provided at the request of Subtenant that are billed directly to Sublandlord or Subtenant.

6.                                      Sublease Premises. Subtenant acknowledges that it has accepted possession of, and is currently in occupancy of, the Sublease Premises in their “As-Is” condition on the Sublease Commencement Date. Sublandlord has no obligation whatsoever to perform any tenant improvements or other work in the Sublease Premises in connection with this Sublease, and Subtenant is not entitled to any tenant improvement allowance, move-in allowance or similar inducement to enter into this Sublease. Sublandlord has no liability for, or obligation to repair, any patent or latent defect in the Sublease Premises.

7.                                      Agreements Concerning Prime Lease.

(a)                                 Sublandlord agrees for the benefit of Subtenant; (i) to maintain the Prime Lease in full force and effect throughout the term of this Sublease, subject to any earlier termination by Prime Landlord without fault of Sublandlord; (ii) to perform all obligations and observe all covenants of the Prime Lease to be performed or observed by Sublandlord under the Prime Lease; and (iii) not to amend or in any way modify the Prime Lease in any manner that would materially adversely affect Subtenant without Subtenant’s prior written notice. Subtenant agrees for the benefit of Sublandlord and Prime Landlord to perform all obligations and observe all covenants of the Prime Lease that are Incorporated Terms and that are to be performed or observed by Subtenant under the terms of this Sublease, and further agrees not to take any action that would result in a breach by Sublandlord of its obligations under the Prime Lease (or would result in a breach if Sublandlord were to take the same action). Subtenant agrees that Prime Landlord is an intended third-party beneficiary of this Sublease and that, in the event of a default by Subtenant under the terms of this Sublease, Prime Landlord shall have the right to enforce all rights and remedies available to Sublandlord under this Sublease to the same extent as if Prime Landlord were the Sublandlord under this Sublease, provided, however, that Prime Landlord shall have no obligation or liability to Subtenant under this Sublease.

(b)                                 Notwithstanding anything in this Sublease or the Prime Lease to the contrary, Sublandlord does not assume the obligations of the Prime Landlord under the Prime Lease, and Subtenant agrees that Sublandlord shall not be obligated to furnish for Subtenant any services of any nature whatsoever, unless provided for in the TSA agreement, including, without limitation, the furnishing of heat, ventilation, air conditioning, electrical energy, elevator service, cleaning, window washing, parking, rubbish removal services, and restoration, repair and maintenance services. At the request of Subtenant, Sublandlord shall use commercially reasonable efforts (without any obligation to file suit) to cause Prime Landlord to provide to Subtenant and to the Sublease

Premises all services to be provided to Sublandlord and the Prime Lease Premises by Prime Landlord under the Prime Lease, but only to the extent that (i) such services are applicable to Sublease Premises; and (ii) Prime Landlord is obligated to provide such services to the Sublease Premises pursuant to the terms of the Prime Lease.

(c)                                  At Subtenant’s request and expense, Sublandlord shall use its commercially reasonable efforts to seek and obtain any necessary approval of Prime Lessor to any signage desired by Subtenant.

(d)                                 At Subtenant’s request and expense, Sublandlord shall use commercially reasonable efforts to seek and obtain any consent or approval of Prime Lessor if required under the Prime Lease.

8.                                      Mutual Indemnity. Subject to Section 9 hereof, Subtenant shall indemnify, defend and hold harmless Sublandlord and Sublandlord Parties, as applicable, from all Claims of every kind and character arising out of or relating (directly or indirectly) to the negligence or willful misconduct of Subtenant or of any other of the Subtenant Parties, or the breach by Subtenant of any of its obligations under this Sublease. Subject to Section 9 hereof, Sublandlord shall indemnify, defend and hold harmless Subtenant and Subtenant Parties, as applicable, from all Claims of every kind and character arising out of or relating (directly or indirectly) to the negligence or willful misconduct of Sublandlord or of any other of the Sublandlord Parties, or the breach by Sublandlord of any of its obligations under this Sublease. The provisions of this Section 8 shall survive the termination of this Sublease.

9.                                      Waiver of Subrogation. Each party waives all claims that arise or may arise in its favor against the other party, or anyone claiming through or under them, by way of subrogation or otherwise EVEN IF THE LOSS OR DAMAGE IS CAUSED BY THE FAULT OR NEGLIGENCE OF THE OTHER PARTY OR ANYONE FOR WHOM THE OTHER PARTY IS RESPONSIBLE), which loss or damage is covered by valid and collectible insurance policies, to the extent of such recovery. Each party shall give notice of this provision to its insurance companies, and have its insurance policies appropriately endorsed to prevent the invalidation of such insurance by reason of this provision.

10.                               Casualty; Condemnation. No casualty to or condemnation of all or any part of the Prime Lease Premises shall have any effect on this Sublease, except that if the Prime Lease is terminated, this Sublease shall terminate concurrently with the Prime Lease.

11.                               No Assignment or Subletting. Subtenant shall have no right to sublease all or any part of the Sublease Premises or assign this Sublease without the prior written consent of Sublandlord not to be unreasonably withheld, provided that no consent of Sublandlord shall be required for the assignment or subletting to an affiliate of the subtenant or any successor to all or substantially all of the business, assets or ownership of Subtenant. Prime Landlord shall be entitled to withhold its consent to any subletting or assignment that Subtenant my request as set forth in the Prime Lease..

12.                               No Assignment of Prime Lease. Sublandlord and Subtenant agree that, notwithstanding that this Sublease Term could be coterminous with the remaining term of the Prime Lease, they do not intend for this Sublease to constitute an assignment of the Prime Lease by Sublandlord to Subtenant.

13.                               Termination of Prime Lease. This Sublease shall terminate immediately upon the termination or expiration of the Prime Lease. Unless the Prime Lease is terminated because of a default under the Prime Lease by Sublandlord, Sublandlord has no liability to Subtenant for any such termination, other than to refund on a prorated basis any unearned prepaid rent for the calendar month in which such termination occurs. Sublandlord has no obligation to exercise any option to renew or extend the Prime Lease.

14.                               Notices. Any notice or demand that either party may or must give to the other under or in connection with this Sublease shall be in writing and shall be either (i) delivered personally, (ii) sent by independent next business day courier, (iii) sent by certified mail, return receipt requested, or (iv) sent by email, with a confirming copy sent by one of the methods in clauses (i) through (iii) within one business day, addressed if to Sublandlord as follows:

And if to Subtenant as follows:

Notices shall be effective upon delivery or refusal of delivery. Either party may, by notice in writing, direct that future notices or demands be sent to a different address. Sublandlord shall provide to Subtenant copies of each notice exchanged between Sublandlord and Prime Landlord concerning the Prime Lease within five days after such notice is given or received, as applicable. Subtenant and Sublandlord shall each provide to Prime Landlord, immediately upon delivery or receipt, copies of any notices of default given or received under this Sublease.

15.                               Holding Over. Subtenant acknowledges that Subtenant’s failure to surrender possession of the Sublease Premises immediately upon the expiration of this Sublease might constitute a default by Sublandlord under the Prime Lease and subject Sublandlord to liability to Prime Landlord. Accordingly, if Subtenant remains in possession of the Sublease Premises after the expiration of this Sublease without the written consent of Sublandlord and Prime Landlord, Subtenant shall be deemed to have detained the Sublease Premises unlawfully. In the event Subtenant holds over following the expiration or termination of the Sublease Term, Subtenant shall pay to Sublandlord upon demand any and all holdover rent and other charges that Sublandlord is liable for under the Prime Lease as a result of such Subtenant holdover. In the absence of a written agreement to the contrary, no tender by Subtenant, and no acceptance by Sublandlord or Prime Landlord, of any payment after the expiration of this Sublease, whether designated as rent or otherwise, shall be deemed to evidence or give rise to a tenancy of any kind, but instead shall be construed as a payment on account of damages resulting from Subtenant’s unlawful detention of the Sublease Premises.

16.                               Brokers. Each party represents and warrants to the other that the representing party has had no dealings with any real estate broker or agent in connection with this Sublease, and agrees to indemnify the other party against any loss, claim, damage or expense, including reasonable attorney fees, that may be incurred by such other party in connection with any claim that is inconsistent with the representing party’s representation in this Section.

5

connection with this Sublease shall be in writing and shall be either (i) delivered personally, (ii) sent by independent next business day courier, (iii) sent by certified mail, return receipt requested, or (iv) sent by email, with a confirming copy sent by one of the methods in clauses (i) through (iii) within one business day, addressed if to Sublandlord as follows:

Asuragen, Inc.

2150 Woodward, Suite 100

Austin, Texas 78744

And if to Subtenant as follows:

Mirna Therapeutics, Inc.

2150 Woodward, Suite 100

Austin Texas 78744

Notices shall be effective upon delivery or refusal of delivery. Either party may, by notice in writing, direct that future notices or demands be sent to a different address. Sublandlord shall provide to Subtenant copies of each notice exchanged between Sublandlord and Prime Landlord concerning the Prime Lease within five days after such notice is given or received, as applicable. Subtenant and Sublandlord shall each provide to Prime Landlord, immediately upon delivery or receipt, copies of any notices of default given or received under this Sublease.

15.                               Holding Over. Subtenant acknowledges that Subtenant’s failure to surrender possession of the Sublease Premises immediately upon the expiration of this Sublease might constitute a default by Sublandlord under the Prime Lease and subject Sublandlord to liability to Prime Landlord. Accordingly, if Subtenant remains in possession of the Sublease Premises after the expiration of this Sublease without the written consent of Sublandlord and Prime Landlord, Subtenant shall be deemed to have detained the Sublease Premises unlawfully. In the event Subtenant holds over following the expiration or termination of the Sublease Term, Subtenant shall pay to Sublandlord upon demand any and all holdover rent and other charges that Sublandlord is liable for under the Prime Lease as a result of such Subtenant holdover. In the absence of a written agreement to the contrary, no tender by Subtenant, and no acceptance by Sublandlord or Prime Landlord, of any payment after the expiration of this Sublease, whether designated as rent or otherwise, shall be deemed to evidence or give rise to a tenancy of any kind, but instead shall be construed as a payment on account of damages resulting from Subtenant’s unlawful detention of the Sublease Premises.

16.                               Brokers. Each party represents and warrants to the other that the representing party has had no dealings with any real estate broker or agent in connection with this Sublease, and agrees to indemnify the other party against any loss, claim, damage or expense, including reasonable attorney fees, that may be incurred by such other party in connection with any claim that is inconsistent with the representing party’s representation in this Section.

17.                               Rules and Regulations. In addition to and without limitation upon the Rules and Regulations of Prime Landlord under the Prime Lease, Subtenant agrees to comply with the reasonable rules and regulations of Sublandlord that may be promulgated by Sublandlord from time to time by written notice to Subtenant relating to the use of the Sublease Premises, the Building or the Property.

18.                               Signing and Delivery. The parties may sign this Sublease in separate counterparts. If they do, each counterpart is an original and all of the counterparts, when taken together, constitute one and the same instrument. The parties may deliver signed copies of this Lease by email or another electronic means. Each delivery of a copy of a signed original of this Lease, including both paper and electronic copies, has the same binding effect as the delivery of a signed original of this Lease.

19.                               Consent of Prime Landlord. Notwithstanding any other provision of this Sublease, the rights and obligations of each party under this Sublease are contingent on the approval of this Sublease by Prime Landlord on terms acceptable to Sublandlord and Subtenant as contemplated by the Prime Lease.

20.                               Entire Agreement. This Sublease, together with the TSA and all instruments and agreements entered into pursuant thereto, represents the entire agreement between the parties with respect to the subject matter hereof.

Signature Page Follows

IN WITNESS WHEREOF Sublandlord and Subtenant hereby execute and deliver this Sublease as of the date first above written.

Sublandlord:

Asuragen, Inc., a Delaware corporation

By:	/s/ Lynne Hohlfeld

Name:	Lynne Hohlfeld

Title:	CFO

Subtenant:

Mirna Therapeutics, Inc., a Delaware corporation

By:	/s/ Jon Irvin

Name:	Jon Irvin

Title:	CFO